iShares Trust
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)						Aggregate	Aggregate	Purchase	Total
				Underwriter		Principal	Principal	Price	Commission
		Date of	Date of	From Whom	Affiliated	Amount	Amount	Per Share	Paid to
Series	Issuer	Offering	Purchase	Purchased	Underwriter	of Offering	Purchased	(USD)	Affiliate
217	Buckeye Partners, L.P. (2018)	11/06/13	11/06/13	Barclays Capital Inc.	PNC	$400,000,000	$25,000	$ 99.82	-

223	Buckeye Partners, L.P. (2018)	11/06/13	11/06/13	Barclays Capital Inc.	PNC	$400,000,000	$25,000	$ 99.82	-

242	IAC/InterActiveCorp (2018)	11/12/13	11/12/13	J.P. Morgan Securities LLC	PNC	$500,000,000	$25,000	$ 100.00	-

191	The Kroger Co. (2016)	12/16/13	12/16/13	CastleOak Securities, L.P.	PNC	$500,000,000	$7,000,000	$ 100.00	-

223	AutoZone, Inc. (2017)	01/07/14	01/07/14	Wells Fargo Securities, LLC	PNC	$400,000,000	$25,000	$ 99.98

191	JPMorgan Chase & Co. (2019)	01/21/14	01/21/14	J.P. Morgan Securities LLC	PNC	$750,000,000	$10,000,000	$ 100.00

223	National Rural Utilities Cooperative Finance Corporation (2019)	01/21/14	01/21/14	J.P. Morgan Securities LLC	PNC	$300,000,000	$50,000	$ 99.96

229	Ryder System, Inc. (2019)	02/18/14	02/18/14	BNP Paribas Securities Corp.	PNC	$350,000,000	$175,000	$ 99.88